Exhibit 10.14

Rotech Healthcare Holdings Inc.

Amended and Restated

Transaction Bonus Plan

PURPOSE:	The purpose of the Rotech Healthcare Holdings Inc. (the “Company”) Amended and Restated Transaction Bonus Plan (the “Plan”) is to reward and incentivize participants who remain employed by or provide service to any Rotech Entity through a Payment Trigger (each as defined below). The amount of any awards payable under the Plan will vary based on the Enterprise Value (as defined below) upon a Payment Trigger.

PLAN ADMINISTRATION:	The Plan will be administered by the Board of Directors of the Company (the “Board”) or such other committee of the Board as the Board may designate (the “Plan Administrator”). The Board may also exercise any authority delegated under the Plan to the Plan Administrator and any such references in the Plan to the Plan Administrator shall also mean the Board. Unless otherwise expressly provided in the Plan, all decisions under or with respect to the Plan or any awards made under the Plan shall be within the sole discretion of the Plan Administrator and shall be final, conclusive and binding upon all Participants. There is no obligation for uniformity of treatment of Participants in the Plan.

The Plan Administrator shall have the sole discretion to make adjustments to the Plan) if (i) a change in circumstances affecting the Rotech Entities, (ii) a change in the capital structure of the Rotech Entities (including any equity issuances) or (iii) any term or condition of the Payment Trigger would, in the sole discretion of the Plan Administrator, inappropriately result in an enlargement or dilution of Participants’ rights under the Plan from what was originally contemplated.

ELIGIBLE PARTICIPANTS:	Those employees or consultants of the Rotech Entities selected by the Plan Administrator in its sole discretion shall be eligible to receive awards under the Plan. “Participant” shall mean any person who is eligible for, and selected by the Plan Administrator to receive an award under the Plan.

INCENTIVE AWARDS:	The amount of any awards payable to a Participant under the Plan will be determined pursuant to a schedule based on the enterprise value of the Company (as determined in good faith by the Plan Administrator) (the “Enterprise Value”) upon a Payment Trigger, subject to the Escrow/Holdback/Earnout Adjustment section set forth below. Such awards shall be communicated to Participants in an award letter or other written agreement signed by a Participant and a representative of the Company (each, an “Award Agreement”). In the event of a Payment Trigger (other than a Payment Trigger that qualifies as an event described under clause (C) of the definition of Payment Trigger or a Payment Trigger that constitutes a Change in Control) in which less than 100% of the Company’s equity or assets are sold or otherwise disposed of, the amount of any award shall be prorated to reflect the portion of the Company’s equity or assets being sold or otherwise disposed of (a “Prorated Award”).

For purposes of the Plan, the following terms shall have the following meanings:

“Cause” shall have the meaning as set forth in a Participant’s employment, consulting or services agreement with the Rotech Entities, unless such term is otherwise defined in an applicable Award Agreement.

“Change in Control” means a Payment Trigger, other than as a result of a public offering or transaction through a special purpose acquisition company (“SPAC”), that results in any of the following:

(i)	a sale of at more than 50% of the total fair market value or voting power of the equity securities of the Company, in one transaction or a series of related transactions to a third party unaffiliated with the Current Equityholders or the Company; or

(ii)	the consummation of a merger, consolidation, statutory share exchange, recapitalization, reorganization or similar form of corporate transaction involving the Company and any other corporation or entity (other than an affiliate of the Company) that results in the equity securities of the Company outstanding immediately prior thereto ceasing to continue to represent (either by remaining outstanding or by being converted into equity securities of the surviving entity or its parent) more than fifty percent (50%) of the total fair market value or voting power represented by the equity securities of the Company or such surviving entity or parent.

“Current Equityholders” means the holders of any direct or indirect equity interests in the Company, including common, preferred or any other equity interests, as of the Effective Date.

“Discretionary Bonus Pool” shall mean a bonus pool equal to $1,687,500 that will be allocated by the Board only among Timothy C. Pigg, Robin Menchen, and Thomas J. Koenig, subject to their continued employment or service at the time of a Payment Trigger; provided, that it must be paid out so long as at least one of Timothy C. Pigg, Robin Menchen, and Thomas J. Koenig have remained continuously employed through the time of the Payment Trigger giving rise to the Discretionary Bonus Pool.

“Dividend Amount” means the aggregate amounts of cash payments made by the Company to holders of equity securities of the Company in respect of their equity interest in the Company.

“Dividend Equivalent Bonus Pool” shall mean a bonus pool equal to 1.75% of each Dividend Amount, without duplication, which shall be allocated to each Participant pursuant to his or her Award Agreement.

“Equity Awards” shall mean stock options and restricted stock, in each case, in respect of shares of common stock of the Company (or publicly traded equity securities of a Public Entity) and as set forth in the applicable Award Agreement. Equity Awards shall be subject to such terms and conditions as set forth in the applicable Award Agreement and the equity plan under which such Equity Awards are granted.

“Expiration Date” shall mean October 23, 2022.

“Good Reason” shall have the meaning as set forth in a Participant’s employment, consulting or services agreement with the Rotech Entities, unless such term is otherwise defined in an applicable Award Agreement.

“Incremental Bonus Pool” shall mean, upon a Payment Trigger in which the Enterprise Value is greater than $1.2 billion, 3.75% of the Enterprise Value in excess of $1.2 billion; provided, that to the extent one or more of Timothy C. Pigg, Robin Menchen, and Thomas J. Koenig, are not employed by the Rotech Entities at the time of a Payment Trigger, the Incremental Bonus Pool will be reduced by the sum of (x) the portion of the Remaining Bonus Pool otherwise allocable to such individual(s) pursuant to his or her Award Agreement and (y) the portion of the Incremental Discretionary Bonus Pool deemed allocable to such individual(s) (which for this purpose shall be determined as the fixed percentage of the Remaining Bonus Pool that would have been allocable to such individual(s) pursuant to his or her Award Agreement before giving effect to this proviso).

“Incremental Discretionary Bonus Pool” shall mean a bonus pool equal to 15% of the Incremental Bonus Pool that will be allocated by the Board only among Timothy C. Pigg, Robin Menchen, and Thomas J. Koenig, subject to their continued employment or service at the time of a Payment Trigger; provided, that, if the Incremental Discretionary Bonus Pool is greater than $0, then it must be paid out at the same time as the payment of the Incremental Bonus Pool so long as at least one of Timothy C. Pigg, Robin Menchen, and Thomas J. Koenig have remained continuously employed through the time of the Payment Trigger giving rise to the Incremental Discretionary Bonus Pool.

“Payment Trigger” is a consummation of (A) a sale of at least 25% of the equity securities of the Company (whether by merger, consolidation, recapitalization, reorganization, sale of securities, or otherwise), in one transaction or a series of related transactions occurring in a 24 month period, to a third party unaffiliated with the Current Equityholders; or (B) a transaction or series of transactions occurring in a 24 month period (whether a merger or consolidation, a recapitalization, or otherwise) that results in the Current Equityholders receiving aggregate cash distributions in respect of their equity interest in the Company of at least $200,000,000; or (C) a transaction or series of related transactions resulting in the Current Equityholders shareholdings becoming publicly traded or receiving publicly traded equity securities in respect of their current equity interests (whether through an initial public offering, reverse merger, a SPAC transaction, sale of the Company for a mix of cash and other consideration or otherwise); or (D) a sale by the Company to a third party unaffiliated with the Current Equityholders of equity securities of the Company for an aggregate cash consideration of at least $200,000,000.

“Public Entity” shall mean the company whose publicly traded equity securities are received by Current Equityholders (or whose Current Equityholder’s securities become publicly traded) pursuant to a Payment Trigger described in clause (C) thereof.

“Remaining Bonus Pool” shall mean the Incremental Bonus Pool less the Incremental Discretionary Bonus Pool.

“Rotech Entities” (each, a “Rotech Entity”) means the Company and its subsidiaries, whether currently existing or hereafter acquired, deemed acquired or formed.

ESCROW/HOLDBACK /EARNOUT ADJUSTMENT:	The transaction proceeds shall be reduced by any amount of proceeds from a Payment Trigger that is held back or set aside as part of an escrow arrangement (or otherwise, including, without limitation, as part of a reserve to cover potential losses and other claims not covered by any escrow arrangement), or not yet earned (such as an earnout) or otherwise is structured as or represents a contingent or deferred payment (such as a working capital adjustment payment to the Company or the direct or indirect equity holders of the Company), in connection with a Payment Trigger (including, for the avoidance of doubt, a Payment Trigger that is a Change in Control), as determined by the Plan Administrator in its sole discretion. To the extent any such amount held back, set aside or deferred (including in connection with a Change in Control) is released (or earned and released, as applicable) to the Current Equityholders, any additional amounts payable to Participants in respect thereof shall be paid on the same schedule and in accordance with the same terms and conditions as the released escrow (or reserve or earnout) payments are to be made to the Current Equityholders, if any, subject to compliance with Section 409A to the extent applicable.

ADDITIONAL PAYMENT TRIGGERS:	In the event of an initial Payment Trigger in which less than 100% of the Company’s equity or assets are sold or otherwise disposed of resulting in a Prorated Award, the Participants shall remain eligible for additional bonus payments (to the extent such Participant’s award has not otherwise been forfeited) upon any subsequent Payment Trigger that occurs prior to the Expiration Date, so long as at least one Current Equityholder continue to hold an equity interest in the Company at that time of such subsequent Payment Trigger (each, an “Additional Payment Trigger”).

Any bonus payable on an Additional Payment Trigger will be offset and reduced (not below zero) by the aggregate amount of the bonuses paid in respect of all prior Payment Triggers.

If, subsequent to a Payment Trigger that resulted in the payout of a Prorated Award, an Additional Payment Trigger occurs, then, for purposes of determining the Enterprise Value to use to determine the amount payable in respect of such Additional Payment Trigger, the Plan Administrator may take into account the Enterprise Values at the time of all previous Payment Triggers. As an example, if only 33-1/3% of the Company’s equity was sold in an initial Payment Trigger at an Enterprise Value of $1.5 billion (resulting in an Incremental Bonus Pool of $11,250,000, but a prorated amount of $3,750,000), and the Current Equityholders dispose of their remaining interest in the subsequent Additional Payment Trigger at an Enterprise Value of $1.8 billion, the Plan Administrator may take into account an imputed weighted average Enterprise Value in computing the applicable Incremental Bonus Pool in respect of such Additional Payment Trigger (i.e., (1/3 x $1.5 billion) + (2/3 x $1.8 billion) = $1.7 billion, resulting in an overall combined Incremental Bonus Pool of $18,750,000 across all Payment Triggers, and a net amount of $15,000,000 due (after reflecting the $3,750,000 previously paid).)

FORM OF PAYMENT OF BONUS:	In the event of a Payment Trigger described under clause (C) of the definition of Payment Trigger, bonus award payments hereunder (other than Dividend Bonus Payments) shall be made in cash and/or Equity Awards as set forth in each individual Award Agreement. The portion of any bonus award hereunder that is payable in Equity Awards shall be made in the form or forms of Equity Awards and subject to the terms and conditions (including any vesting terms and conditions) as set forth in the applicable Award Agreement. Equity Awards granted in the form of restricted stock shall have a grant date fair market value determined in the reasonable good faith of the Plan administrator equal to the portion of a Participant’s bonus award payable in restricted stock based on the fair market value of Company common stock (or publicly traded equity securities of a Public Entity) (as determined in the reasonable good faith of the Plan Administrator). For the avoidance of doubt, in the case of an IPO, the fair value used for the purposes of this agreement shall be the IPO Price. Notwithstanding the foregoing, Equity Awards that are granted in the form of stock options shall be granted with a 3.64:1 ratio of option shares to shares of Company common stock (or publicly traded equity securities of a Public Entity) that would otherwise be received on the Trigger Date.

In the event of a Change in Control, bonus award payments hereunder shall be paid in cash on or as soon as practicable following the consummation of such Change in Control, but in no event more than thirty (30) days thereafter; provided, however, that any portion of such bonus award payments that are subject to the Escrow/Holdback/Earnout Adjustment section set forth above shall be payable as contemplated in such section. Any Dividend Equivalent Bonus shall be paid in cash within thirty (30) days following the date the corresponding Dividend Amount is paid to holders of equity interests in the Company, subject to the terms and conditions of the Plan and any applicable Award Agreement.

In the event of a Payment Trigger (other than a Payment Trigger under clause (C) of the definition of Payment Trigger or a Payment Trigger that constitutes a Change in Control), bonus award payments hereunder shall be made in the same form or forms of consideration received by the Current Equityholders in connection with such Payment Trigger.

Any bonus payable to a Participant will first be offset and reduced (not below zero) by the amount previously paid to such Participant from any Dividend Equivalent Bonus Pool (“Dividend Bonus Payments”). The foregoing sentence shall be continually applied to any subsequent bonuses payable to a Participant until such Participant’s Dividend Bonus Payments have been fully applied to offset bonuses otherwise payable to the Participant hereunder.

VESTING OF THE BONUS AWARD:	Unless otherwise provided in a Participant’s Award Agreement, such Participant must remain continuously employed by or in the service of a Rotech Entity or in the service of a Rotech Entity through the date of the Payment Trigger or the payment date of any Dividend Equivalent Bonus, as applicable, in order to receive any bonus award under the Plan (each, a “Vesting Date”). A Participant’s bonus award shall be forfeited upon termination of employment or service with the Rotech Entities prior to the Vesting Date. For purposes of the Plan, a Participant who is an employee shall be considered employed for purposes of determining whether such Participant has been “continuously employed” if such Participant is on short term disability leave, absent from work due to a worker’s compensation injury and/or on leave under the Family Medical Leave Act (and in each case such Participant’s employment or service by a Rotech Entity has not been terminated), or if such Participant has transitioned from being an employee to being a member of the Board. For the avoidance of doubt, a Participant will be considered no longer “continuously employed” upon termination of such Participant’s employment or service by the Rotech Entities for Cause or if the Participant resigns his or her employment or service other than for Good Reason. Notwithstanding the foregoing, if a Participant’s employment or service is terminated by the Rotech Entities other than for Cause, or the Participant resigns his or her employment or service with the Rotech Entities for Good Reason, if applicable, and a Payment Trigger occurs on or prior to the six-month anniversary of such termination or resignation, then such Participant’s bonus award shall be deemed to not have been forfeited on such termination or resignation, and such Participant shall be entitled to receive payment in respect of such Bonus Award as if such Participant had remained employed or in the service of Rotech Entities through the occurrence of the Payment Trigger.

TIMING OF PAYMENT:	To the extent a bonus is payable in cash and/or Equity Awards, such cash payment and/or Equity Awards shall be paid or granted, as applicable, promptly upon the closing of a Payment Trigger (except as otherwise provided above in respect of any portion of the transaction proceeds that is subject to escrow, reserve or earnout). For purposes of clarity, in the event of the death of a Participant following a Payment Trigger, any award payable shall be paid to the Participant’s estate.

Payment of the bonus awards shall be subject to the Participant’s continued compliance with all terms and conditions of the Plan through the date of payment.

ADDITIONAL CONDITIONS OF BONUS AWARDS:	If requested by a Rotech Entity, a Participant must (1) use best efforts to assist the Rotech Entities with their efforts to consummate a Payment Trigger on terms that maximize value for the Company’s equity holders, and (2) cooperate with the Rotech Entities in connection with such matters.

OTHER TERMS:	The Plan is intended to constitute an “unfunded” plan for incentive compensation and the bonuses payable under the Plan shall be payable from the general assets of the Company. With respect to any payments not yet made to a Participant pursuant to an award, nothing contained in the Plan or any award shall give any such Participant any rights that are greater than those of a general creditor of any Rotech Entity.

RELEASE OF CLAIMS:	Notwithstanding anything to the contrary in any employment, severance, engagement or consulting agreement between such Participant and any Rotech Entity, any bonus payments under the Plan shall be subject to the Participant’s execution and effective delivery of a general release of claims in favor of the Rotech Entities and their respective affiliates; provided, however, that such general release of claims shall not require the Participant to release or waive the right to receive (i) payment of awards in accordance with the Plan, (ii) vested or accrued benefits or payments under other plans of the Rotech Entities, or (iii) any contractual rights under any employment, severance, engagement or consulting agreement between such Participant and any Rotech Entity). Further, participation in the Plan does not impose upon any of the Rotech Entities or their respective affiliates or their officers, directors, equity holders, representatives, agents or employees any liability whatsoever (whether in contract, tort, or otherwise) in connection with the loss of a Participant’s award under the Plan; the loss of an individual’s eligibility under the Plan; and/or the manner in which any power or discretion under the Plan is exercised or the failure or refusal of any person to exercise any power or discretion under the Plan; provided, however, that the foregoing shall not limit the right of a Participant to bring a claim to enforce the Participant’s right to payment from the Company of a bonus award in accordance with the Plan and an applicable Award Agreement.

CONFIDENTIALITY:	The Plan and information related thereto will be confidential, and will be subject to the Participant’s agreement to maintain the Company’s confidential information, except to the extent disclosure is required under applicable law or regulation.

TAXATION OF BONUS AWARD PAYMENTS:	Any payment of any bonus award shall be subject to all applicable withholding taxes and other applicable payroll deductions; provided, that if a portion of any bonus award is made in Equity Awards, upon settlement or exercise of such Equity Award, then the Company shall withhold therefrom a number of shares underlying such Equity Award with a fair market value (as determined in the reasonable good faith of the Plan Administrator) equal to the amount of all applicable withholding taxes, unless an applicable Participant elects in his or her discretion to pay the amount of such tax withholding in cash and either remits the amount of cash to the Company or otherwise authorizes the Company to withhold such amount from other compensation then current owed to Participant by the Company. Any amounts payable under the Plan are intended to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the rules, regulations and other guidance promulgated thereunder (“Section 409A”). Notwithstanding the foregoing, none of the Rotech Entities or any of their affiliates or any other person or entity shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all taxes or penalties that may arise under Section 409A or otherwise.

SECTION 280G APPROVAL:	To the extent any payments under the Plan could be treated as “excess parachute payments” under Section 280G of the Code, entitlement to any such payments shall be conditioned upon the approval of such payments by the shareholders of the Company in connection with a Payment Trigger in accordance with Section 280G(b)(5)(B) of the Code.

SUCCESSORS AND ASSIGNS.	The Plan shall inure to the benefit of and be binding upon the Company and its successors. Any successor to the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, shall be required, by operation of law or otherwise, to expressly assume and agree to perform the Company’s obligations under the Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

No RIGHT TO EMPLOYMENT OR ADDITIONAL COMPENSATION:	Nothing in the Plan shall (i) interfere with or limit in any way the right of the Rotech Entities or their respective affiliates to terminate any Participant’s employment or service at any time, or (ii) confer upon any Participant any right to continue to be employed by or in the service of any of the Rotech Entities or their respective affiliates for any period of time. By accepting a bonus award hereunder, each Participant acknowledges that the terms and conditions of the Plan and such Participant’s Award Agreement govern the Participant’s rights and obligations with respect to any such bonus award granted hereunder and shall not be governed by, overridden, amended or superseded by the terms and conditions of any employment, severance, engagement, consulting agreement or any other agreement between the Participant and any of the Rotech Entities or their respective affiliates.

AMENDMENT AND TERMINATION:	The Plan Administrator may suspend or terminate this Plan or any portion thereof at any time and may amend it from time to time in such respects as the Plan Administrator may deem advisable; provided, however, that, except for adjustments of the type described in the second paragraph under the section of the Plan titled Plan Administration, no such amendment, suspension or termination shall, in any material respect, adversely affect the rights of a Participant with respect to outstanding bonus awards without the consent of such Participant. Unless otherwise extended by the Board, the Plan shall terminate upon the Expiration Date; provided, that if a Payment Trigger has occurred prior to the Expiration Date, then the Plan shall continue in effect solely with respect to any awards outstanding immediately prior to the Expiration Date. Notwithstanding the foregoing, in the event of a Payment Trigger that qualifies as an event described under clause (C) of the definition of Payment Trigger or a Payment Trigger that constitutes a Change in Control, the Plan shall continue in effect following the date of such Payment Trigger solely with respect to payment of any bonus awards earned in connection with such Payment Trigger, and the Plan shall automatically terminate on the date the final payment (whether in the form of cash, Equity Awards or a combination thereof) under any such earned bonus award is made.

ERISA CONSIDERATIONS:	The Plan is intended to be an incentive program and is not intended to provide retirement income. The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974, as amended.

GOVERNING LAW VENUE WAIVER OF JURY TRIAL; VENUE:	The Plan will be governed by, and construed and interpreted in accordance with, the laws of the State of Florida without reference to its principles of conflict of laws. Each Participant, by accepting an award under the Plan, agrees to waive all right to a trial by jury in any action, proceeding or counterclaim arising out of or relating to the Plan or the other agreements and instruments delivered hereunder or the transactions contemplated hereby or thereby. Each participant irrevocably submits to the exclusive jurisdiction of the United States District Court for Florida (or, if subject matter jurisdiction in that court is not available, in any state court located within Florida) over any dispute arising out of or relating to the Plan.

This Plan, dated April 26, 2021 (the “Effective Date”), supersedes and replaces in their entirety the Company’s Transaction Bonus Plan, as in effect prior to the Effective Date, and any other previous bonus plan, term sheet, agreement or arrangement in respect of the subject matter contained herein, whether written or oral.